As filed pursuant to Rule 424(b)(7)
Registration Statement No. 333-209390

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated February 4, 2016

PROSPECTUS SUPPLEMENT

(To prospectus dated February 4, 2016)

11,027,558 Shares

ZIMMER BIOMET HOLDINGS, INC.

Common Stock

The selling stockholders named in this prospectus supplement are offering 11,027,558 shares of our common stock. See “Principal and Selling Stockholders.” We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “ZBH.” On February 3, 2016, the last reported closing sale price of our common stock on the New York Stock Exchange was $97.26 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$

Proceeds, before expenses, to the selling stockholders	$	$

Subject to the completion of this offering, we intend to purchase from the underwriter $250 million of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriter has agreed to purchase such shares from the selling stockholders in this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, page 2 of the accompanying prospectus and in the documents incorporated or deemed incorporated by reference herein to read about factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If all of the shares are not sold at the public offering price, the underwriter may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The underwriter expects to deliver the shares of our common stock against payment in New York, New York on or about                     , 2016.

Barclays

The date of this prospectus supplement is                     , 2016.

Prospectus Supplement

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not, and neither the selling stockholders nor the underwriter have, authorized anyone to give you any other information, and we do not take, and neither the selling stockholders nor the underwriter take, any responsibility for any other information that others may give you. We are not, and neither the selling stockholders nor the underwriter are, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

- i -

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock. The second part is the accompanying prospectus dated February 4, 2016, which is part of our Registration Statement on Form S-3 (Registration No. 333-209390). The accompanying prospectus contains a description of our capital stock and gives more general information, some of which may not apply to the shares of our common stock offered hereby. The accompanying prospectus also incorporates by reference documents that are described under “Where You Can Find More Information” in that prospectus.

This prospectus supplement may add to, update or change the information in the accompanying prospectus and the documents incorporated by reference herein or therein. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or the documents incorporated by reference herein or therein, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus or the documents incorporated by reference.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” herein and in the accompanying prospectus.

Neither we nor the selling stockholders nor the underwriter are making an offer of the shares of our common stock in any jurisdiction where the offer or sale is not permitted. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise implies, references to “Zimmer,” “we,” “us” and “our” refer to Zimmer Biomet Holdings, Inc. and its consolidated subsidiaries, including Zimmer, Inc., “LVB” refers to LVB Acquisition, Inc. and its consolidated subsidiary, Biomet, Inc., and “Biomet” refers to Biomet, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain or incorporate “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “may,” “will,” “intend,” “estimate,” “should,” “would,” “could,” “predict,” “potential,” “project,” “target,” “forecast,” “strategy,” “future,” “opportunity,” “assume,” “guide” and similar expressions are intended to identify forward-looking statements, which include, but are not limited to, statements about the benefits of the merger between Zimmer and LVB, the parent company of Biomet, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those projected. These risks and uncertainties include, but are not limited to:

•	the possibility that the anticipated synergies and other benefits from the merger will not be realized, or will not be realized within the expected time period;

•	the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of the legacy companies;

•	the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to the merger;

- ii -

•	the effect of the merger on our relationships with customers, vendors and lenders and on our operating results and businesses generally;

•	Biomet’s compliance with its Deferred Prosecution Agreement through March 2016;

•	the outcome of government investigations;

•	price and product competition;

•	the success of our quality and operational excellence initiatives;

•	changes in customer demand for our products and services caused by demographic changes or other factors;

•	the impact of healthcare reform measures;

•	reductions in reimbursement levels by third-party payors and cost containment efforts of healthcare purchasing organizations;

•	dependence on new product development, technological advances and innovation;

•	shifts in the product category or regional sales mix of our products and services;

•	supply and prices of raw materials and products;

•	control of costs and expenses;

•	the ability to obtain and maintain adequate intellectual property protection;

•	the ability to form and implement alliances;

•	challenges relating to changes in and compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration (the “FDA”) and foreign government regulators, such as more stringent requirements for regulatory clearance of products;

•	the ability to remediate matters identified in any inspectional observations or warning letters issued by the FDA;

•	changes in tax obligations arising from tax reform measures or examinations by tax authorities;

•	product liability and intellectual property litigation losses;

•	the ability to retain the independent agents and distributors who market our products;

•	dependence on a limited number of suppliers for key raw materials and outsourced activities;

•	changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and

•	the impact of the ongoing economic uncertainty affecting countries in the Euro zone on the ability to collect accounts receivable in affected countries.

We discuss these and other important risks and uncertainties that may affect our future operations in the “Risk Factors” section in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements. While we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

- iii -

SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference, including the financial data and related notes and the sections entitled “Risk Factors.”

Zimmer Biomet Holdings, Inc.

We are a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, bone healing, craniomaxillofacial and thoracic products; dental implants; and related surgical products. We have operations in more than 25 countries and sell products in more than 100 countries.

We were formed as a Delaware corporation in 2001. Our history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, we were spun off from our former parent and became an independent public company. On June 24, 2015, we completed our merger with LVB Acquisition, Inc., the parent company of Biomet, Inc. In connection with the merger, we changed our name from Zimmer Holdings, Inc. to Zimmer Biomet Holdings, Inc.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 267-6131. Our Internet website address is www.zimmerbiomet.com. The information on, or accessible through, our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus.

Recent Developments

Preliminary Nature of Results

We have not yet filed our Annual Report on Form 10-K for the year ended December 31, 2015, which we intend to file with the SEC in February 2016. The preliminary financial information included in this prospectus supplement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. In addition, the following preliminary financial information is subject to revision as we prepare our consolidated financial statements and other disclosures as of and for the year ended December 31, 2015, including all disclosures required by GAAP, and the audit of our consolidated financial statements for the year ended December 31, 2015 is completed. Because we have not completed our normal quarterly and annual reviews and procedures, including but not limited to completion of our purchase accounting adjustments and annual goodwill impairment testing, as of and for the three months and year ended December 31, 2015, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three months and year ended December 31, 2015 may differ materially from the financial information set forth below. Accordingly, you should not place undue reliance on these preliminary estimates.

This preliminary financial information should not be viewed as a substitute for full audited or interim financial statements prepared in accordance with GAAP. In addition, the results of operations for the three months and year ended December 31, 2015 are not necessarily indicative of the results to be achieved for any future period. See “Forward-Looking Statements.” This preliminary information should be read together with the disclosure under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is incorporated by reference into this prospectus supplement.

Preliminary Financial Information

As set forth in more detail below, we reported fourth quarter net sales of $1.93 billion, an increase of 58.1% over the prior year period on a reported basis, and an increase of 0.5% on an adjusted pro forma, constant currency billing day basis. Diluted earnings per share for the quarter were $0.14 reported, a decrease of 84.3% from the prior year period, and $2.09 adjusted, an increase of 17.4% over the prior year period.

Net earnings for the fourth quarter were $29.7 million on a reported basis and $428.3 million on an adjusted basis, an increase of 39.2% adjusted over the prior year period. Operating cash flow for the fourth quarter was $433.2 million.

During the fourth quarter, we paid $44.8 million in dividends and declared a fourth quarter dividend of $0.22 per share, consistent with the dividend declared for the prior year period.

Further, we utilized $150 million of cash to acquire 1.4 million shares during the fourth quarter. As of December 31, 2015, $450 million remained available under the current share repurchase authorization.

Full-year net sales were $6.0 billion, an increase of 28.3% reported over the prior year. Diluted earnings per share for the year were $0.26 reported, a decrease of 93.8% from the prior year, and $6.90 adjusted, an increase of 7.6% adjusted over the prior year.

Consolidated Statements of Earnings for the Three Months Ended December 31, 2015 and 2014 (in millions, except per share amounts, unaudited)

	Three Months Ended December 31,
	2015 (1)	2014 (2)
Net Sales	$1,933.6	$1,222.9
Cost of products sold, excluding intangible asset amortization	725.3	313.8
Intangible asset amortization	172.6	20.5
Research and development	85.9	46.3
Selling, general and administrative	723.6	439.2
Special items	153.6	176.8

Operating expenses	1,861.0	996.6

Operating Profit	72.6	226.3
Other income (expense), net	7.7	(21.3)
Interest income	2.0	3.5
Interest expense	(90.0)	(16.0)

(Loss) earnings before income taxes	(7.7)	192.5
(Benefit) provision for income taxes	(37.1)	38.8

Net Earnings	29.4	153.7
Less: Net Loss attributable to noncontrolling interest	(0.3)	(0.1)

Net Earnings of Zimmer Biomet Holdings, Inc.	$29.7	$153.8

Earnings Per Common Share
Basic	$0.15	$0.91
Diluted	$0.14	$0.89
Weighted Average Common Shares Outstanding
Basic	203.2	169.5
Diluted	205.2	172.4
Cash Dividends Declared Per Common Share	$0.22	$0.22

(1)	The effects of purchase accounting adjustments reflected in the 2015 consolidated statement of earnings related to the merger with Biomet are preliminary and, as a result, our annual goodwill impairment testing is not yet complete. Our consolidated statement of earnings to be filed in our Annual Report on Form 10-K for the year ended December 31, 2015 may change as we refine our purchase accounting estimates and complete our goodwill impairment testing.
(2)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.

Consolidated Statements of Earnings for the Year Ended December 31, 2015 and 2014 (in millions, except per share amounts, unaudited)

	Year Ended December 31,
	2015 (1)	2014 (2)
Net Sales	$5,997.8	$4,673.3
Cost of products sold, excluding intangible asset amortization	1,856.6	1,242.8
Intangible asset amortization	348.6	92.5
Research and development	268.8	187.4
Selling, general and administrative	2,284.2	1,750.7
Certain claims	7.7	21.5
Special items	905.5	341.1

Operating expenses	5,671.4	3,636.0

Operating Profit	326.4	1,037.3
Other expense, net	(36.9)	(46.7)
Interest income	9.4	11.9
Interest expense	(286.6)	(63.1)

Earnings before income taxes	12.3	939.4
(Benefit) provision for income taxes	(36.6)	220.2

Net Earnings	48.9	719.2
Less: Net Loss attributable to noncontrolling interest	(0.8)	(1.1)

Net Earnings of Zimmer Biomet Holdings, Inc.	$49.7	$720.3

Earnings Per Common Share
Basic	$0.27	$4.26
Diluted	$0.26	$4.20
Weighted Average Common Shares Outstanding
Basic	187.4	169.0
Diluted	189.8	171.7
Cash Dividends Declared Per Common Share	$0.88	$0.88

(1)	The effects of purchase accounting adjustments reflected in the 2015 consolidated statement of earnings related to the merger with Biomet are preliminary and, as a result, our annual goodwill impairment testing is not yet complete. Our consolidated statement of earnings to be filed in our Annual Report on Form 10-K for the year ended December 31, 2015 may change as we refine our purchase accounting estimates and complete our goodwill impairment testing.
(2)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.

Condensed Consolidated Balance Sheets (in millions, unaudited)

	December 31, 2015 (1)	December 31, 2014 (2)
Assets
Current Assets:
Cash and cash equivalents	$1,452.6	$1,083.3
Short-term investments	164.6	612.5
Receivables, net	1,453.2	912.1
Inventories	2,306.6	1,193.3
Other current assets	655.3	512.1

Total current assets	6,032.3	4,313.3
Property, plant and equipment, net	2,063.6	1,285.3
Goodwill	9,531.2	2,514.2
Intangible assets, net	9,057.2	603.5
Other assets	724.1	941.7

Total Assets	$27,408.4	$9,658.0

Liabilities and Stockholders’ Equity
Other current liabilities	$1,635.6	$1,024.0
Other long-term liabilities	4,403.1	656.8
Long-term debt	11,556.3	1,425.5
Stockholders’ equity	9,813.4	6,551.7

Total Liabilities and Stockholders’ Equity	$27,408.4	$9,658.0

(1)	The effects of purchase accounting adjustments reflected in the 2015 consolidated balance sheet related to the merger with Biomet are preliminary and, as a result, our annual goodwill impairment testing is not yet complete. Our consolidated balance sheet to be filed in our Annual Report on Form 10-K for the year ended December 31, 2015 may change as we refine our purchase accounting estimates and complete our goodwill impairment testing.
(2)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.

Consolidated Statements of Cash Flows for the Year Ended December 31, 2015 and 2014 (in millions, unaudited)

	For the Year Ended December 31,
	2015 (1)	2014 (2)
Cash flows provided by (used in) operating activities
Net earnings	$48.9	$719.2
Depreciation and amortization	723.5	375.8
Biomet merger consideration compensation expense	164.1	—
Share-based compensation	46.4	49.4
Income tax benefits from employee stock compensation plans	81.4	37.2
Excess income tax benefits from employee stock compensation plans	(11.8)	(11.1)
Inventory step-up	374.7	5.4
Gain on divestiture of assets	(19.0)	—
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	65.6	(140.9)
Receivables	(62.8)	(40.4)
Inventories	(248.1)	(164.6)
Accounts payable and accrued expenses	(186.8)	108.4
Other assets and liabilities	(113.3)	114.4

Net cash provided by operating activities	862.8	1,052.8

Cash flows provided by (used in) investing activities
Additions to instruments	(266.4)	(197.4)
Additions to other property, plant and equipment	(167.7)	(144.9)
Purchases of investments	(214.8)	(1,350.9)
Sales of investments	802.9	1,282.2
Proceeds from divestiture of assets	69.9	—
Biomet acquisition, net of acquired cash	(7,812.9)	—
Investments in other assets	(21.7)	(58.4)

Net cash used in investing activities	(7,610.7)	(469.4)

Cash flows provided by (used in) financing activities
Proceeds from (payments on) senior notes	7,628.2	(250.0)
Proceeds from term loan	3,000.0	—
Redemption of senior notes	(2,740.0)	—
Payments on term loan	(500.0)	—
Net proceeds under revolving credit facilities	0.1	2.3
Dividends paid to stockholders	(157.1)	(145.5)
Proceeds from employee stock compensation plans	105.2	284.7
Excess income tax benefits from employee stock compensation plans	11.8	11.1
Debt issuance costs	(58.4)	(64.1)
Equity issuance costs	—	(0.4)
Repurchase of common stock	(150.0)	(400.5)

Net cash provided by (used in) financing activities	7,139.8	(562.4)

Effect of exchange rates on cash and cash equivalents	(22.6)	(18.3)

Increase in cash and cash equivalents	369.3	2.7
Cash and cash equivalents, beginning of period	1,083.3	1,080.6

Cash and cash equivalents, end of period	$1,452.6	$1,083.3

(1)	The effects of purchase accounting adjustments reflected in the 2015 consolidated statement of cash flows related to the merger with Biomet are preliminary and, as a result, our annual goodwill impairment testing is not yet complete. Our consolidated statement of cash flows to be filed in our Annual Report on Form 10-K for the year ended December 31, 2015 may change as we refine our purchase accounting estimates and complete our goodwill impairment testing.
(2)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.

Sales Tables

The following fourth quarter sales table provides results by geography and product category, as well as the percentage change compared to the prior year quarter on a reported basis, a pro forma reported billing day basis, and an adjusted billing day pro forma constant currency basis. Additionally, the full-year sales table provides results on a reported basis.

Net Sales – Three Months Ended December 31, 2015 (in millions, unaudited)

In 2015 we changed our quarter-end closing convention for the majority of our international reporting units. As a consequence, our results of operations for the three months ended December 31, 2015 include fewer billing days for such international reporting units than were included in our results of operations for the three months ended December 31, 2014. This change in quarter closing convention had a minimal impact on the number of billing days for the full-year 2015 relative to the full-year 2014. We have not restated the presentation of our 2014 financial statements to conform to this change of closing convention because the impact of the change is not material to the results of operations or to the comparisons between the 2015 and 2014 periods. In this table below, we compute sales growth rates for the three months ended December 31, 2015 relative to the three months ended December 31, 2014 on a billing day basis. Net sales per billing day in an individual market equal net sales for that market divided by the number of billing days (non-holiday weekdays) in that market.

	Net Sales	Reported % Change	Billing Day Pro Forma Reported % Change	Adjusted Billing Day Pro Forma Constant Currency % Change
Geographic Results
Americas	$1,204	77.6%	(2.0)%	0.5%
EMEA	454	34.5	(13.9)	(1.5)
Asia Pacific	276	32.7	(4.4)	4.0

Total	$1,934	58.1	(5.3)	0.5

Product Categories
Knees
Americas	$441	55.3	(1.6)	1.4
EMEA	167	25.1	(14.1)	0.6
Asia Pacific	104	32.3	(2.5)	8.2

Total	712	43.5	(4.9)	2.2
Hips
Americas	250	61.6	(1.7)	(0.8)
EMEA	137	17.4	(12.6)	(1.0)
Asia Pacific	83	25.0	(6.9)	0.7

Total	470	39.1	(6.0)	(0.6)
S.E.T (1)	404	76.3	(2.6)	1.6
Dental	116	72.7	(11.2)	(6.7)
Spine & CMF	148	166.1	(4.3)	(2.0)
Other	84	125.7	(10.9)	3.3

Total	$1,934	58.1	(5.3)	0.5

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

Net Sales – Year Ended December 31, 2015 (in millions, unaudited)

	Net Sales	Reported % Change
Geographic Results
Americas	$3,662	41.2%
EMEA	1,418	11.7
Asia Pacific	918	13.3

Total	$5,998	28.3

Product Categories
Knees
Americas	$1,392	28.0
EMEA	535	7.3
Asia Pacific	350	13.0

Total	2,277	20.1
Hips
Americas	790	29.9
EMEA	459	2.3
Asia Pacific	288	6.9

Total	1,537	15.9
S.E.T (1)	1,215	40.7
Dental	336	38.2
Spine & CMF	404	95.2
Other	229	65.3

Total	$5,998	28.3

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

Non-GAAP Financial Measures

We use financial measures that differ from financial measures determined in accordance with generally accepted accounting principles (“GAAP”) to evaluate our operating performance. These non-GAAP financial measures exclude the impact of inventory step-up and other inventory and manufacturing related charges, “Certain claims,” “Special items,” intangible asset amortization, financing and other expenses related to the Biomet merger and certain tax adjustments. Included in “Special items” are acquisition and integration costs and asset impairment charges related to acquisitions, as well as employee termination benefits, consulting and professional fees, certain litigation matters, dedicated personnel expenses, certain contract terminations and asset impairment charges connected with global restructuring and operational excellence initiatives. “Pro forma” revenue refers to revenue for prior year periods adjusted to reflect the inclusion of Biomet revenue on a GAAP (reported) basis. “Adjusted pro forma” revenue refers to pro forma revenue adjusted to reflect the impact of the previously announced divestiture remedies. “Constant currency” refers to any financial measure that excludes the effect of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures internally to evaluate the performance of the business and believes that it provides useful information to investors by offering the ability to make additional meaningful period-to-period comparisons of our on-going operating results, the ability to better identify operating trends that may otherwise be masked or distorted by these types of items and to perform related trend analysis, and a higher degree of transparency of certain items. In addition, certain of these measures are used as performance metrics in our incentive compensation programs.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure are as follows:

Reconciliation of Billing Day Pro Forma Reported % Growth to

Adjusted Billing Day Pro Forma Constant Currency % Growth (unaudited)

	For the Three Months Ended December 31, 2015
	Billing Day Pro Forma Reported % Change	Divestiture Impact	Foreign Exchange Impact	Adjusted Billing Day Pro Forma Constant Currency % Change
Geographic Results
Americas	(2.0)%	(1.9)%	(0.6)%	0.5%
EMEA	(13.9)	(1.2)	(11.2)	(1.5)
Asia Pacific	(4.4)	(0.2)	(8.2)	4.0
Total	(5.3)	(1.4)	(4.4)	0.5
Product Categories
Knees
Americas	(1.6)	(2.4)	(0.6)	1.4
EMEA	(14.1)	(2.9)	(11.8)	0.6
Asia Pacific	(2.5)	(0.5)	(10.2)	8.2
Total	(4.9)	(2.3)	(4.8)	2.2
Hips
Americas	(1.7)	—	(0.9)	(0.8)
EMEA	(12.6)	—	(11.6)	(1.0)
Asia Pacific	(6.9)	—	(7.6)	0.7
Total	(6.0)	—	(5.4)	(0.6)
S.E.T	(2.6)	(0.6)	(3.6)	1.6
Dental	(11.2)	—	(4.5)	(6.7)
Spine & CMF	(4.3)	—	(2.3)	(2.0)
Other	(10.9)	(11.3)	(2.9)	3.3
Total	(5.3)	(1.4)	(4.4)	0.5

Reconciliation of Net Earnings and Adjusted Net Earnings

For the Three Months Ended December 31, 2015 and 2014

(in millions, unaudited)

	Three Months Ended December 31,

	2015	2014 (1)
Net Earnings of Zimmer Biomet Holdings, Inc.	$29.7	$153.8
Inventory step-up and other inventory and manufacturing related charges	253.6	3.4
Intangible asset amortization	172.6	20.5
Special items
Biomet merger-related	129.8	20.7
Other special items	23.8	156.1
Biomet merger-related (income) expenses in other expense	(10.1)	19.2
Taxes on above items and other certain tax adjustments (2)	(171.1)	(66.0)

Adjusted Net Earnings	$428.3	$307.7

(1)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.
(2)	The tax effect is calculated based upon the statutory rates for the jurisdictions where the items were incurred.

Reconciliation of Net Earnings and Adjusted Net Earnings

For the Years Ended December 31, 2015 and 2014

(in millions, unaudited)

	Year Ended December 31,

	2015	2014 (1)
Net Earnings of Zimmer Biomet Holdings, Inc.	$49.7	$720.3
Inventory step-up and other inventory and manufacturing related charges	404.8	36.3
Certain claims	7.7	21.5
Intangible asset amortization	348.6	92.5
Special items
Biomet merger-related	692.8	61.9
Other special items	212.7	279.2
Biomet merger-related expenses in other expense	23.0	39.6
Interest expense on Biomet merger financing	70.0	—
Taxes on above items and other certain tax adjustments (2)	(498.8)	(153.3)

Adjusted Net Earnings	$1,310.5	$1,098.0

(1)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.
(2)	The tax effect is calculated based upon the statutory rates for the jurisdictions where the items were incurred.

Reconciliation of Diluted EPS and Adjusted Diluted EPS

For the Three Months Ended December 31, 2015 and 2014

(unaudited)

	Three Months Ended December 31,

	2015	2014 (1)
Diluted EPS	$0.14	$0.89
Inventory step-up and other inventory and manufacturing related charges	1.24	0.02
Intangible asset amortization	0.84	0.12
Special items
Biomet-merger related	0.63	0.12
Other special items	0.12	0.91
Biomet merger-related (income) expenses in other expense	(0.05)	0.11
Taxes on above items and other certain tax adjustments (2)	(0.83)	(0.39)

Adjusted Diluted EPS	$2.09	$1.78

(1)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.
(2)	The tax effect is calculated based upon the statutory rates for the jurisdictions where the items were incurred.

Reconciliation of Diluted EPS and Adjusted Diluted EPS

For the Years Ended December 31, 2015 and 2014

(unaudited)

	Year Ended December 31,

	2015	2014 (1)
Diluted EPS	$0.26	$4.20
Inventory step-up and other inventory and manufacturing related charges	2.13	0.21
Certain claims	0.04	0.13
Intangible asset amortization	1.84	0.54
Special items
Biomet-merger related	3.65	0.36
Other special items	1.12	1.63
Biomet merger-related expenses in other expense	0.12	0.23
Interest expense on Biomet merger financing	0.37	—
Taxes on above items and other certain tax adjustments (2)	(2.63)	(0.90)

Adjusted Diluted EPS	$6.90	$6.40

(1)	Reflects certain revisions to correct immaterial misstatements and other out-of-period adjustments. For additional information, see Exhibit 99.2 to our Current Report on Form 8-K filed on October 29, 2015 and our Current Report on Form 8-K filed on January 28, 2016.
(2)	The tax effect is calculated based upon the statutory rates for the jurisdictions where the items were incurred.

The Offering

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a complete understanding of our common stock, please refer to the sections of the accompanying prospectus entitled “Description of Capital Stock” and “Important Provisions of Our Governing Documents and Delaware Law.”

Common stock offered by the selling stockholders	11,027,558 shares

Common stock outstanding as of February 2, 2016	201,411,755 shares

Common stock outstanding after the concurrent share repurchase	198,841,325 shares (assuming, for purposes of the concurrent share repurchase, a per share purchase price equal to the $97.26 closing price of our common stock on February 3, 2016)

New York Stock Exchange symbol	ZBH

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. See “Use of Proceeds” and “Principal and Selling Stockholders.”

Concurrent share repurchase	Subject to the completion of this offering, we intend to purchase from the underwriter $250 million of the shares of our common stock that are the subject of this offering at a price per share equal to the price at which the underwriter has agreed to purchase such shares from the selling stockholders in this offering. We intend to fund this concurrent share repurchase with cash on hand. The terms and conditions of this concurrent share repurchase were reviewed and approved by the audit committee of our board of directors, which is composed entirely of independent directors who are unaffiliated with the selling stockholders.

Dividend policy	We expect to continue paying cash dividends on a quarterly basis; however, future dividends are subject to the approval of our board of directors and may be adjusted as business needs or market conditions change. Our ability to pay dividends on our common stock is limited under certain circumstances by the covenants in our $4.35 billion senior credit facility. See “Dividend Policy.”

Lock-up agreements	We, our directors, our executive officers and certain funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), The Blackstone Group L.P. (“Blackstone”), The Goldman Sachs Group, Inc. (“Goldman Sachs”) and TPG Global, LLC (“TPG”), including the selling stockholders, have entered into lock-up agreements with respect to our common stock, pursuant to which we and such other persons and entities are subject to certain resale restrictions for a period of 60 days following the date of this prospectus supplement.

Risk factors	Investing in our common stock involves risks. You should consider carefully all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should evaluate the specific factors set forth and incorporated by reference in the sections entitled “Risk Factors” for an explanation of certain risks of investing in shares of our common stock, including risks related to our industry and business.

The number of shares of our common stock to be outstanding following this offering is based on 201,411,755 shares of our common stock outstanding as of February 2, 2016, less an estimated 2,570,430 shares of our common stock to be retired in the concurrent share repurchase (assuming, for purposes of the concurrent share repurchase, a per share purchase price equal to the $97.26 closing price of our common stock on February 3, 2016) and excludes, as of December 31, 2015:

•	7,931,098 shares of our common stock issuable upon the exercise of options with a weighted average exercise price of $78.73 per share;

•	1,300,007 shares of our common stock issuable upon the vesting of restricted stock units, including performance-based restricted stock units (assuming maximum performance);

•	43,397 shares of our common stock issuable upon the settlement of director deferred stock units;

•	7,846,232 shares of our common stock remaining available for future issuance under our stockholder-approved share-based compensation plans and our employee stock purchase plan; and

•	shares of our common stock remaining available for future issuance under an unfunded, deferred compensation plan for our independent distributors.

RISK FACTORS

Your investment in our common stock involves a high degree of risk. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (which are incorporated by reference into this prospectus supplement and the accompanying prospectus) before deciding whether an investment in the common stock is suitable for you. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

The market price of our common stock may fluctuate significantly.

We can offer no assurances that our common stock will appreciate in value or maintain the price at which our stockholders have purchased their shares. The market price of our common stock may fluctuate significantly in response to many factors, including those included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and others such as:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in market valuations of similar companies;

•	additions or departures of key management personnel;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	publication of research reports about us or our industry generally;

•	speculation in the press or investment community;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties or governmental entities of significant claims or proceedings against us, or adverse settlements of such matters;

•	new laws and governmental regulations applicable to our industry;

•	a default under the agreements governing our indebtedness;

•	adverse market reaction to any future sales of our common stock by us, directors, executives and significant stockholders or additional debt we incur in the future;

•	actions by institutional stockholders; and

•	changes in domestic and international economic and political conditions and regionally in our markets.

Many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. In addition, the stock market has recently experienced extreme volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, it is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of a substantial number of shares of our common stock in the public market by us or our existing stockholders, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, we also have outstanding options to purchase our common stock. To the extent that these options are exercised, there will be dilution. We have filed registration statements on Form S-8 under the Securities Act covering all of the common stock subject to outstanding equity awards, as well as options and shares reserved for future issuance, under our stock incentive plans. These shares may be freely sold in the public market upon issuance and vesting, unless they are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. Sales of a substantial number of these shares could cause the market price of our common stock to decline.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution.

There can be no assurance that we will continue to pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

Payment of cash dividends on our common stock is subject to our compliance with applicable law and depends on, among other things, our results of operations, financial condition, level of indebtedness, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. Our $4.35 billion senior credit facility contains, and the terms of any future indebtedness we or our subsidiaries incur may contain, limitations on our ability to pay dividends under certain circumstances. For more information, see “Dividend Policy” in this prospectus supplement and “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein. Although we paid a quarterly cash dividend of $0.22 per share in 2014 and 2015, there can be no assurance that we will continue to pay any dividends in the future.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Restated Certificate of Incorporation, our Restated By-Laws and the Delaware General Corporation Law may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	the ability of our board of directors to issue one or more series of preferred stock without further stockholder action;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings; and

•	the prohibition on engaging in a “business combination” with an “interested stockholder” for three years after the time at which a person became an interested stockholder unless certain conditions are met, as set forth in Section 203 of the Delaware General Corporation Law.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock” and “Important Provisions of our Governing Documents and Delaware Law” in the accompanying prospectus.

Our Restated By-Laws designate certain Delaware courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Restated By-Laws provide that, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located in the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the Delaware General Corporation Law or our Restated Certificate of Incorporation or our Restated By-Laws, as either may be amended from time to time, or (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

If securities or industry research analysts do not publish or cease publishing research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, our share price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that securities and industry research analysts publish about us, our industry, our competitors and our business. We do not have any control over these analysts. Our share price and trading volumes could decline if one or more securities or industry analysts downgrade our common stock, issue unfavorable commentary about us, our industry or our business, cease to cover our company or fail to regularly publish reports about us, our industry or our business.

Certain investors will continue to have significant influence over us after this offering, including in connection with decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

In connection with our acquisition of Biomet, we entered into a stockholders agreement (the “stockholders agreement”) with LVB Acquisition Holding, LLC and its owners party thereto, including the selling stockholders (collectively, the “Sponsors”). The Sponsors are expected to continue to have an indirect interest in approximately 9.3% of our common stock after the completion of this offering and the concurrent share repurchase (assuming, for purposes of the concurrent share repurchase, a per share purchase price equal to the $97.26 closing price of our common stock on February 3, 2016). In addition, representatives of the Sponsors currently have the right to designate two members of our board of directors. As a result, the Sponsors potentially have the ability to influence our decisions to enter into any corporate transaction (and the terms thereof) and to potentially prevent certain changes in the composition of our board of directors and any transaction that requires stockholder approval regardless of whether others believe that such change or transaction is in our best interests.

Additionally, the Sponsors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of these entities may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

The underwriter of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, our directors, our executive officers and certain funds affiliated with KKR, Blackstone, Goldman Sachs and TPG, including the selling stockholders, have entered into lock-up agreements with respect to our common stock, pursuant to which we and such other persons and entities are subject to certain resale restrictions for a period of 60 days following the date of this prospectus supplement. Pursuant to the foregoing lock-up agreements, at any time and without notice, Barclays Capital Inc. may release all or any portion of our common stock subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, then the common stock subject to such restrictions will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

USE OF PROCEEDS

All of the shares of our common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange and the SIX Swiss Exchange under the symbol “ZBH.” Prior to the consummation of our merger with LVB, our common stock traded under the symbol “ZMH.”

The following table sets forth for the periods indicated the high and low sales prices per share for our common stock on the New York Stock Exchange:

	Price Range
	High	Low
2014
First Quarter	$98.95	$90.77
Second Quarter	$108.33	$90.48
Third Quarter	$105.68	$94.73
Fourth Quarter	$116.14	$95.33
2015
First Quarter	$121.84	$111.06
Second Quarter	$119.10	$97.48
Third Quarter	$111.35	$90.92
Fourth Quarter	$108.99	$88.77
2016
First Quarter (through February 3, 2016)	$105.29	$94.85

The number of holders of record of our common stock on February 2, 2016 was approximately 26,738. On February 3, 2016, the closing price of our common stock, as reported on the New York Stock Exchange, was $97.26  per share.

DIVIDEND POLICY

We paid a quarterly cash dividend of $0.22 per share during 2014 and 2015. We expect to continue paying cash dividends on a quarterly basis; however, future dividends are subject to the approval of our board of directors and may be adjusted as business needs or market conditions change. Our $4.35 billion senior credit facility contains limitations on our ability to pay dividends under certain circumstances, including but not limited to if our credit rating falls below investment grade.

DESCRIPTION OF COMMON STOCK

A summary of the terms and provisions of our common stock is contained in “Description of Capital Stock” and “Important Provisions of Our Governing Documents and Delaware Law” in the accompanying prospectus.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain material U.S. federal income tax consequences relevant to non-U.S. holders, as defined below, of the purchase, ownership and disposition of shares of our common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. This section does not consider state, local, estate or foreign tax consequences, does not address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, “expatriated entities” (as defined in the Code) and former U.S. citizens or residents. Tax consequences may vary depending upon the particular status of an investor. This summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, you are a non-U.S. holder if you are a beneficial owner of our common stock for U.S. federal income tax purposes that is (1) a nonresident alien individual; (2) a corporation (or other entity that is taxable as a corporation) not created or organized in, or under the laws of, the United States or of any State (or the District of Columbia); (3) an estate whose income falls outside of the federal income tax jurisdiction of the United States, regardless of the source of such income; or (4) a trust (i) if a court within the United States is not able to exercise primary supervision over the administration of the trust or one or more U.S. persons do not have the authority to control all substantial decisions of the trust, or (ii) that does not have a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. If you are treated as a partner in a partnership and are considering an investment in shares of our common stock, you should consult your tax advisor as to the U.S. federal income tax consequences applicable to you.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. If you are considering an investment in shares of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions

Distributions with respect to shares of our common stock will be treated as dividends when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Except as described below, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate of the gross amount or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividends paid to you, unless you have furnished to us:

•	A valid Internal Revenue Service Form W-8BEN-E (generally, if you are a foreign entity), Form W-8BEN (if you are a nonresident alien individual), or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower income tax treaty rate with respect to such payments, or

•	In the case of payments made to you through an intermediary or outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we generally are not required to withhold tax from the dividends, provided that you have furnished to us a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	You are a non-U.S. person, and

•	The dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporation, “effectively connected” dividends that you receive also may be subject to an additional “branch profits tax” unless an applicable income tax treaty provides otherwise.

Sale or Redemption

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of shares of our common stock unless: (i) you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; (ii) the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition to subjecting you to United States taxation on a net income basis; or (iii) we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that you held shares of our common stock (the “applicable period”). We do not believe that we are a USRPHC or will become one.

Information Reporting and Backup Withholding

The payment of dividends or other distributions, and the tax withheld on those payments, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside. U.S. backup withholding will generally apply on the payment of dividends to you unless you furnish to us a Form W-8BEN, Form W-8BEN-E (or other applicable form), or otherwise establish an exemption and we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless you certify that you are a non-U.S. holder on Form W-8BEN, Form W-8BEN-E (or other applicable form), or otherwise establish an exemption and we do not have actual knowledge or reason to know you are a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax, which may entitle you to a refund, provided that you timely provide the required information to the Internal Revenue Service. Moreover, certain penalties may be imposed by the Internal Revenue Service on you if you do not furnish the required information in the proper manner. You should consult your tax advisors regarding the application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Legislation Affecting Taxation of Common Stock Held by or Through Foreign Entities

Legislation enacted in 2010, known as the “FATCA” legislation, generally will impose a withholding tax of 30% on dividend income paid on shares of our common stock and on the gross proceeds of a sale or other disposition of shares of our common stock paid to a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution. Absent an applicable exception, the FATCA legislation also generally will impose a withholding tax of 30% on dividend income paid on shares of our common stock and the gross proceeds of a sale or other disposition of shares of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the applicable withholding agent either with (i) a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity (or more than zero percent in the case of some entities) or (ii) a certification that the entity does not have any substantial U.S. owners. Under certain circumstances, you may be eligible for refunds or credits of such withholding taxes, and you may be required to file a U.S. federal income tax return to claim such refunds or credits. Under final Treasury regulations, this legislation only applies to payments of dividends made after June 30, 2014 and payments of gross proceeds of a sale or other disposition of shares of our common stock made after December 31, 2018. You should consult your own tax advisors regarding the implications of this legislation on your investment in our common stock.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, for each selling stockholder and for each other Sponsor, the name, the number of shares of our common stock beneficially owned as of February 2, 2016, the number of shares of our common stock being offered pursuant to this prospectus supplement, if applicable, and the number of shares of our common stock that will be beneficially owned immediately after completion of the offering contemplated by this prospectus supplement and the concurrent share repurchase, in each case as adjusted to give effect to the LVB Holding Distribution (as defined below). The Sponsors are expected to continue to have an indirect interest in approximately 9.3% of our common stock after the completion of this offering and the concurrent share repurchase (assuming, for purposes of the concurrent share repurchase, a per share purchase price equal to the $97.26 closing price of our common stock on February 3, 2016). See “Risk Factors—Certain investors will continue to have significant influence over us after this offering, including in connection with decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.”

The selling stockholders have advised us that LVB Acquisition Holding, LLC (“LVB Holding”) has declared a distribution of, and prior to the closing of this offering will distribute, 30,118,560 shares of our common stock to its members in proportion with their relative interests as set forth in LVB Holding’s Schedule 13D filed with the SEC on June 30, 2015 (such distribution, the “LVB Holding Distribution”). The information in the table below has been adjusted to reflect the LVB Holding Distribution in accordance with such information.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name of Principal and Selling Stockholders	Common Stock Beneficially Owned Prior to this Offering and Concurrent Share Repurchase		Shares of Our Common Stock Offered	Common Stock Beneficially Owned after this Offering and Concurrent Share Repurchase
	Number	Percentage (1)		Number	Percentage (6)
KKR Biomet LLC (2)	7,529,640.00	3.7%	—	7,529,640.00	3.8%
The Blackstone Funds (3)	7,351,712.14	3.7%	7,351,708	4.14	0.0%
The GS Entities (4)	7,351,712.14	3.7%	3,675,850	3,675,862.14	1.8%
The TPG Funds (5)	7,351,712.14	3.7%	—	7,351,712.14	3.7%

(1)	Based on 201,411,755 shares of our common stock outstanding as of February 2, 2016.
(2)	Based solely on information provided by KKR Biomet LLC in a Schedule 13D filed with the SEC on June 30, 2015, as adjusted to give effect to the LVB Holding Distribution as described above. KKR Biomet LLC beneficially owns 7,529,640 shares of our common stock. The address of KKR Biomet LLC is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. KKR Biomet LLC is owned by the following entities (with percentage ownership of KKR Biomet LLC): KKR 2006 Fund L.P. (83.4%), or KKR 2006 Fund, KKR PEI Investments, L.P. (11.3%), or PEI Investments, 8 North America Investor L.P. (3.6%), 8 North America, OPERF Co-Investment, LLC (0.7%), or OPERF, and KKR Partners III, L.P. (1.0%), or KKR Partners III.

As the sole general partner of the KKR 2006 Fund and as the manager of OPERF, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any common stock beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such common stock. As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any common stock beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such common stock.

As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any common stock beneficially owned by PEI Investments but disclaims beneficial ownership of such common stock. As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any common stock beneficially owned by PEI Investments but disclaims beneficial ownership of such common stock.

As the sole general partner of 8 North America, KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by 8 North America but disclaims beneficial ownership of such common stock. As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by 8 North America but disclaims beneficial ownership of such common stock.

Each of KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by the KKR 2006 Fund, OPERF, PEI Investments and 8 North America. KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such common stock.

As the sole general partner of KKR Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any common stock beneficially owned by KKR Partners III but disclaims beneficial ownership of such common stock.

As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the common stock beneficially owned by the KKR 2006 Fund, OPERF, 8 North America, PEI Investments and KKR Partners III but disclaim beneficial ownership of such common stock.

(3)	Based solely on information provided by The Blackstone Funds in a Schedule 13D filed with the SEC on July 2, 2015, as adjusted to give effect to the LVB Holding Distribution as described above. The Blackstone Funds beneficially own 7,351,712.14224 shares of our common stock, including (i) 3,428,144.45390 shares of our common stock held by Blackstone Capital Partners V L.P., (ii) 549,148.39853 shares of our common stock held by Blackstone Capital Partners V-AC L.P., (iii) 1,624,106.75622 shares of our common stock held by BCP V-S L.P., (iv) 181,782.84458 shares of our common stock held by Blackstone Family Investment Partnership V L.P., (v) 17,370.69969 shares of our common stock held by Blackstone Family Investment Partnership V-SMD L.P., (vi) 12,874.14704 shares of our common stock held by Blackstone Participation Partnership V L.P., and (vii) 1,538,284.84228 shares of our common stock held by BCP V Co-Investors L.P., or collectively, the Blackstone Funds.

Blackstone Management Associates V L.L.C is the general partner of each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., and BCP V Co-Investors L.P. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V L.P. and Blackstone Participation Partnership V L.P. Blackstone Family GP L.L.C. is the general partner of Blackstone Family Investment Partnership V-SMD L.P.

Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Blackstone

Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the common stock beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such common stock except to the extent of its or his indirect pecuniary interest therein. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(4)	Based solely on information provided by The GS Entities in a Schedule 13D filed with the SEC on July 8, 2015, as adjusted to give effect to the LVB Holding Distribution as described above. The GS Entities beneficially own 7,351,712.14224 shares of our common stock, including (i) 2,436,745.37508 shares of our common stock held by GS Capital Partners VI Fund, L.P., (ii) 86,603.22448 shares of our common stock held by GS Capital Partners VI GmbH & Co. KG, (iii) 2,026,797.34474 shares of our common stock held by GS Capital Partners VI Offshore Fund, L.P., (iv) 670,060.47587 shares of our common stock held by GS Capital Partners VI Parallel, L.P., (v) 347,667.23199 shares of our common stock held by GS LVB Co-Invest, L.P., (vi) 354,757.90060 shares of our common stock held by Goldman Sachs BMET Investors, L.P., (vii) 1,038,267.76611 shares of our common stock held by Goldman Sachs BMET Investors Offshore Holdings, L.P., (viii) 249,832.15351 shares of our common stock held by PEP Bass Holdings LLC, (ix) 35,453.34306 shares of our common stock held by Private Equity Partners 2004 Direct Investment Fund LP, (x) 50,643.13792 shares of our common stock held by Private Equity Partners 2005 Direct LP, and (xi) 54,884.18888 shares of our common stock held by Private Equity Partners IX Direct LP, or collectively, The GS Entities. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner, managing partner or manager of The GS Entities. Goldman, Sachs & Co. is the investment manager for certain of The GS Entities. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The GS Entities share voting power and dispositive power with respect to the shares of our common stock beneficially owned by them with certain of their respective affiliates. The address of The GS Entities is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(5)	Based solely on information provided by The TPG Funds (as defined below) in a Schedule 13D filed with the SEC on June 30, 2015, as adjusted to give effect to the LVB Holding Distribution as described above. The TPG Funds beneficially own 7,351,712.14224 shares of our common stock, including (i) 280,938.72275 shares of our common stock held by TPG Partners IV, L.P., a Delaware limited partnership, or TPG Partners IV, whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, or TPG Holdings, (ii) 5,703,170.16283 shares of our common stock held by TPG Partners V, L.P., a Delaware limited partnership, or TPG Partners V, whose general partner is TPG GenPar V, L.P., a Delaware limited partnership, or TPG GenPar V, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 14,921.24458 shares of our common stock held by TPG FOF V-A, L.P., a Delaware limited partnership, or TPG FOF A, whose general partner is TPG GenPar V, (iv) 12,033.26177 shares of our common stock held by TPG FOF V-B, L.P., a Delaware limited partnership, or TPG FOF B, whose general partner is TPG GenPar V, (v) 1,325,152.16474 shares of our common stock held by TPG LVB Co-Invest LLC, a Delaware limited liability company, or TPG Co-Invest I, whose managing member is TPG GenPar V, (vi) 15,496.58557 shares of our common stock held by TPG LVB Co-Invest II LLC, a Delaware limited liability company, or TPG Co-Invest II and, together with TPG Partners IV, TPG Partners V, TPG FOF A, TPG FOF B and TPG Co-Invest I, the TPG Funds, whose managing member is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation, or TPG Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Advisors and may therefore be deemed to be the beneficial owners of the common stock held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(6)	Assumes, for purposes of the concurrent share repurchase, a per share purchase price equal to the $97.26 closing price of our common stock on February 3, 2016.

UNDERWRITING

The selling stockholders identified in this prospectus supplement are offering the shares of our common stock described in this prospectus supplement and the accompanying base prospectus through an underwriter. Barclays Capital Inc. is acting as underwriter. We and the selling stockholders have entered into an underwriting agreement with the underwriter dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase the number of shares of our common stock listed next to its name in the following table:

Name	Number of Shares
Barclays Capital Inc.	11,027,558

Total	11,027,558

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is committed to purchase all the shares offered by the selling stockholders if it purchases any shares.

The underwriter proposes to offer the shares of our common stock to the public at the public offering price set forth on the cover of this prospectus supplement. Any shares of our common stock sold by the underwriter to securities dealers may be sold at a discount of up to $         per share from the public offering price. If all the shares are not sold at the public offering price, the underwriter may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Sales of shares made outside of the United States may be made by affiliates of the underwriter. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The selling stockholders expect to deliver the shares of our common stock that are the subject of this offering against payment for such shares of common stock on or about                     , 2016, which will be the fourth business day following the date of the pricing of such shares of common stock. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade the shares of our common stock that are the subject of this offering on the date of pricing will be required, by virtue of the fact that such shares of common stock initially will settle T+4, to specify alternative settlement arrangements to prevent a failed settlement.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per share. After the offering, the public offering price, concession or any other term of the offering may be changed. We have agreed to pay certain expenses incurred by the selling stockholders in connection with the offering, other than underwriting discounts and commissions. The following table shows the per share and total underwriting discounts and commissions that the selling stockholders are to pay to the underwriter in connection with this offering.

Underwriting Discounts and Commissions
Per Share	$
Total	$

We estimate that the total expenses of this offering, including registration, filing fees, printing fees, legal and accounting expenses, transfer agent and registrar expenses and expenses to be paid by us for the selling stockholders, but excluding the underwriting discount, will be approximately $    .

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

No Sales of Similar Securities

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or part, any of the economic consequences of ownership of any shares of our common stock or any such other securities (regardless of whether any of such transactions described in clause (i) or (ii) above are to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Barclays Capital Inc. for a period of 60 days after the date of this prospectus supplement, other than the shares of our common stock to be sold in this offering and any shares of our common stock to be issued or deemed issued upon the vesting, exercise or settlement of options, restricted stock, restricted stock units or other equity-based awards granted under, or issued pursuant to, our existing equity-based compensation plans and employee stock purchase plans and certain other exceptions.

Our directors and executive officers and certain funds affiliated with KKR, Blackstone, Goldman Sachs and TPG, including the selling stockholders, have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, with certain exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays Capital Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation common stock or such other securities with respect to which such person or entity has the power of disposition and which may be deemed to be beneficially owned by such person or entity in accordance with the rules and regulations of the SEC and our common stock or such other securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Listing on the New York Stock Exchange

Our shares of common stock are listed on the New York Stock Exchange under the symbol “ZBH.”

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. The underwriter may close out any covered short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a short position, they will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying base prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying base prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying base prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (the “FSMA”) (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus (the “Shares”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571,

Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying base prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying base prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for the prospectus supplement or the accompanying base prospectus. The shares to which this prospectus supplement and the accompanying base prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying base prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and the accompanying base prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying base prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying base prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of its business, for which it has received and may continue to receive customary fees and commissions.

From time to time, the underwriter and its affiliates may effect transactions for its own account or the account of customers, and hold on behalf of themselves or its customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve our securities and/or instruments or those of our subsidiaries. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Passive Market Making

In connection with the offering, the underwriter and selling group members may engage in passive market making transactions in the common stock on the New York Stock Exchange in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

LEGAL MATTERS

The validity of the shares of our common stock being offered has been passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana. Cravath, Swaine & Moore LLP, New York, New York, will act as counsel to the underwriter with respect to this offering. Certain legal matters relating to the selling stockholders will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. These SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement and the accompanying prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents that we refer you to. Because this prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The SEC allows us to “incorporate by reference” the information from other documents we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated in this prospectus supplement and the accompanying prospectus.

Our Exchange Act filing number is 001-16407.

Until all of the securities to which this prospectus supplement relates have been sold or the offering is otherwise terminated, we incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, we do not incorporate by reference any Form SD or any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015;

•	Our Current Reports on Form 8-K or 8-K/A filed on February 10, 2015, March 10, 2015, March 11, 2015, March 12, 2015, March 18, 2015, March 19, 2015, March 25, 2015, March 30, 2015, April 1, 2015, April 13, 2015, May 7, 2015, May 29, 2015, June 26, 2015, August 7, 2015, January 7, 2016 and January 28, 2016 (the second Form 8-K filed on such date); and

•	The description of our common stock contained in our Registration Statement on Form 10-12B, filed on March 26, 2001, including any amendment or report filed for the purpose of updating such description.

We will provide each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the document) upon written or oral request and at no cost to the requester. Requests should be directed to: Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana, 46580, Attention: Corporate Secretary (574) 267-6131. We also make available, free of charge, on or through our Internet website (http://www.zimmerbiomet.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet website in this prospectus supplement, other than the documents listed in the preceding paragraph.

PROSPECTUS

ZIMMER BIOMET HOLDINGS, INC.

Common Stock

This prospectus relates to the potential resale from time to time by the selling stockholders of shares of our common stock in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. The specific manner in which shares of common stock may be offered and sold and information about the selling stockholders, including the relationship between the selling stockholders and us, may be described in a supplement to this prospectus, if appropriate. We may also authorize one or more free writing prospectuses to be provided to you in connection with any offering. Any prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus.

Selling stockholders that are affiliates of Zimmer Biomet Holdings, Inc. may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf.

Our common stock is traded on the New York Stock Exchange under the symbol “ZBH.” The last reported closing sale price of our common stock on the New York Stock Exchange on February 3, 2016 was $97.26 per share.

We will not receive any proceeds from the sale by the selling stockholders of shares of our common stock. The selling stockholders may offer and sell shares of common stock directly to or through one or more underwriters, brokers-dealers or agents, or directly to one or more purchasers and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices relating to prevailing market prices or at negotiated prices, on a continuous or delayed basis. If the shares are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.

You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, as well as the documents we incorporate by reference, before you invest in our common stock.

Investing in our common stock involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2016

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using an automatic “shelf” registration process. By using a shelf registration statement, the selling stockholders to be named in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part may, from time to time, sell shares of our common stock in one or more offerings. Each time that the selling stockholders sell shares of our common stock, we will, if appropriate, provide a prospectus supplement to accompany a sale by the selling stockholders that will contain specific information about the terms of that offering or file an amendment to the registration statement of which this prospectus is a part that will name certain selling stockholders who may, from time to time, sell shares of our common stock. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. Any prospectus supplement or any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any amendment, any applicable prospectus supplement or any related free writing prospectus, you should rely upon the information in the amendment, prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Before making an investment in our common stock, you should carefully read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. Neither we nor the selling stockholders have authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise or unless the applicable prospectus supplement indicates otherwise, the terms “we,” “us,” “our” and similar terms in this prospectus refer to Zimmer Biomet Holdings, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, any amendment, any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement may contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify these forward-looking statements by our use of the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “may,” “will,” “intend,” “estimate,” “should,” “would,” “could,” “predict,” “potential,” “project, “target,” “forecast, “strategy,” “future,” “opportunity,” “assume,” “guide” and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

These risks and uncertainties include those described under the heading “Risk Factors” in this prospectus and the accompanying prospectus supplement and under the same heading in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. Given these uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

ZIMMER BIOMET HOLDINGS, INC.

We are a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, bone healing, craniomaxillofacial and thoracic products; dental implants; and related surgical products. We have operations in more than 25 countries and sell products in more than 100 countries.

We were formed as a Delaware corporation in 2001. Our history dates to 1927, when Zimmer Manufacturing Company, a predecessor, was founded in Warsaw, Indiana. On August 6, 2001, we were spun off from our former parent and became an independent public company. On June 24, 2015, we completed our merger with LVB Acquisition, Inc., the parent company of Biomet, Inc. In connection with the merger, we changed our name from Zimmer Holdings, Inc. to Zimmer Biomet Holdings, Inc.

Our principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580. Our telephone number is (574) 267-6131. Our Internet website address is www.zimmerbiomet.com. The information on, or accessible through, our website is not incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus.

If you want to find more information about us, please see the section entitled “Where You Can Find More Information” in this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risks and uncertainties contained in the applicable prospectus supplement and the risks and uncertainties incorporated by reference in this prospectus, including the information included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, all of which are incorporated by reference herein in their entirety, as well as any modification, replacement or update to these risks and uncertainties that are reflected in any future filings we make with the SEC, as described under “Where You Can Find More Information” below, which will also be incorporated by reference herein in their entirety.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by any selling stockholder.

PLAN OF DISTRIBUTION

We are registering the common stock issued to the selling stockholders to permit the resale of these shares of common stock by holders of the common stock from time to time after the date of this prospectus.

The selling stockholders may sell shares of our common stock to or through underwriters, brokers-dealers or agents and/or directly to one or more purchasers. Shares of our common stock may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The selling stockholders may use any one or more of the below methods when selling shares of our common stock:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144, Regulation S, Section 4(a)(1) or other exemptions from the registration requirements of the Securities Act;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Each time that any of the selling stockholders sell common stock covered by this prospectus, we will, if appropriate, provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of such offering, including (i) the name or names of any underwriters, broker-dealers or agents and the amounts of common stock underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the common stock and the proceeds to the selling stockholders; (iii) any options under which underwriters may purchase additional shares of common stock from the selling stockholders; (iv) any underwriting discounts, concessions or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering and (vi) any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Offers to purchase the common stock being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the common stock from time to time. Unless otherwise indicated in an applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment.

If a broker-dealer is utilized in the sale of the common stock being offered by this prospectus, the common stock will be sold to the broker-dealer, as agent or principal. If acting as principal, the broker-dealer may then resell the common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

If an underwriter is utilized in the sale of the common stock being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the applicable prospectus supplement that the underwriter will use to make resales of the common stock to the public. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the underwriting agreement. Unless otherwise indicated in the applicable prospectus supplement, the underwriters will be obligated to purchase all of the offered shares if they purchase any of the offered shares. In connection with the sale of the common stock, the selling stockholders, or the purchasers of common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through broker-dealers, and those broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent.

Underwriters, broker-dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We and the selling stockholders may each or both enter into agreements to indemnify underwriters, broker-dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Our common stock is listed on the New York Stock Exchange under the symbol “ZBH.” To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to broker-dealers participating in the offering may be reclaimed if common stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the common stock at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the common stock covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock. This description may not contain all of the information that is important to you. You should read our Restated Certificate of Incorporation, Restated By-Laws, and the Stockholders Agreement (as defined below), copies of which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law, as amended (the “DGCL”). The summary below is qualified in its entirety by reference to our Restated Certificate of Incorporation, our Restated By-Laws, the Stockholders Agreement and the DGCL.

Authorized Stock

Our authorized capital stock consists of one billion shares of common stock, par value $0.01 per share, of which 201,411,755 shares were outstanding as of February 2, 2016, and 250 million shares of preferred stock, par value $0.01 per share, of which none were outstanding as of that date. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of common stock are not entitled to cumulate their votes in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors. The holders of shares of common stock are entitled to receive such dividends as our board of directors may from time to time, and in its discretion, declare from any assets legally available therefor.

The holders of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The holders of common stock are not subject to further calls or assessments by us. Upon our liquidation, after payment or provision for payment of all of our obligations and any liquidation preference of any outstanding preferred stock, the holders of our common stock are entitled to share ratably in our remaining assets.

Our common stock is traded on the New York Stock Exchange under the symbol “ZBH.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

We currently have no shares of preferred stock outstanding.

Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the stockholders, determine and set forth in a designation, the following for each series of preferred stock:

•	the serial designation and the number of shares in that series;

•	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Restated Certificate of Incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and non-assessable.

The Stockholders Agreement

In connection with the entry into the merger agreement related to our merger with LVB Acquisition, Inc., the parent company of Biomet, Inc., we entered into a Stockholders Agreement dated as of April 24, 2014 and amended as of March 30, 2015, or the Stockholders Agreement, with LVB Acquisition Holding, LLC, or the LVB Stockholder, and the other signatories thereto, or the sponsor funds. The Stockholders Agreement became effective as of the closing date of the merger, June 24, 2015, and sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on our board of directors, the acquisition of additional equity interests in us, prohibitions on taking certain actions relating to our company, transfer restrictions, voting arrangements and registration rights.

Pursuant to the Stockholders Agreement, on the closing date of the merger, our board of directors increased the number of directors on our board of directors by two and appointed two individuals selected by the sponsor funds as directors. The Stockholders Agreement provides that at each future annual or special meeting of our stockholders at which directors are to be elected to our board of directors, we will nominate and use our reasonable best efforts to cause our stockholders to elect to our board of directors the following number of individuals designated by the LVB Stockholder (or, in certain circumstances, its transferees):

•	two individuals, so long as the number of shares of our common stock beneficially owned by the LVB Stockholder and its affiliates continues to represent 60% or more of the shares of our common stock acquired by the LVB Stockholder as merger consideration at the closing of the merger; and

•	one individual, so long as the number of shares of our common stock beneficially owned by the LVB Stockholder and its affiliates continues to represent 30% or more but less than 60% of the shares of our common stock acquired by the LVB Stockholder as merger consideration at the closing of the merger.

The rights of the LVB Stockholder (or, in certain circumstances, its transferees) to designate individual(s) for nomination to our board of directors pursuant to the Stockholders Agreement will terminate if:

•	the number of shares of our common stock beneficially owned by the LVB Stockholder and its affiliates represents less than 30% of the shares of our common stock acquired by the LVB Stockholder as merger consideration at the closing; or

•	the sponsor funds, together with certain of their affiliates, cease to own a majority of the voting securities of the LVB Stockholder, subject to certain exceptions.

In the event that the LVB Stockholder is dissolved or liquidated or otherwise ceases to exist prior to the occurrence of either of the two termination events described above, the rights of the LVB Stockholder to designate individual(s) for nomination to our board of directors will become rights of the sponsor funds, subject to certain conditions.

The Stockholders Agreement generally restricts any transfers of the shares of our common stock by the LVB Stockholder or any of the sponsor funds, subject to certain exceptions. The LVB Stockholder and its permitted transferees will be entitled to certain demand registration rights after six months following the closing of the merger and to certain piggyback registration rights and shelf registration rights after three months following the closing of the merger, in each case, subject to certain limitations.

The Stockholders Agreement contains a standstill provision which is effective until the later of (i) the date on which the number of shares of our common stock beneficially owned by the LVB Stockholder (or, in certain circumstances, its transferees) represents less than 30% of the shares of our common stock acquired by the LVB Stockholder as consideration in the merger and (ii) one year after the date on which there are no individuals nominated by the LVB Stockholder (or the sponsor funds, if applicable) sitting on our board of directors and the LVB Stockholder no longer has any rights to designate any individuals for nomination to our board of directors. The standstill provision does not survive the termination of the Stockholders Agreement. In addition, the Stockholders Agreement limits the ability of the sponsor funds to influence our management and propose or enter into certain extraordinary transactions involving us.

The directors designated by the LVB Stockholder are granted certain information and access rights to information related to the management, operations and finances of us and our subsidiaries, as and when provided to our non-management directors. The LVB Stockholder (or, in certain circumstances, its transferees) are obligated to keep confidential certain information of ours, subject to certain exceptions, including the ability to share confidential information with the sponsor funds.

The Stockholders Agreement will automatically terminate upon the earlier to occur of (i) the date that all the directors nominated by the LVB Stockholder have resigned from our board of directors and (ii) the date that the LVB Stockholder and its affiliates, in the aggregate, beneficially own less than 3% of the total number of votes that may be cast in the election of our directors, subject to certain conditions.

Restrictions on Change in Control

See “Important Provisions of Our Governing Documents and Delaware Law” below for a description of certain provisions in our Restated Certificate of Incorporation and Restated By-Laws that may have the effect of delaying, deferring or preventing a change in control.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

Our Restated Certificate of Incorporation and Restated By-Laws and certain provisions of the DGCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law

We are a Delaware corporation and are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the time at which the person became an interested stockholder unless:

•	prior to that time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or

•	upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

•	the business combination is approved by both the board of directors and by holders of at least 66 2⁄3% of the corporation’s outstanding voting stock at a meeting and not by written consent, excluding shares owned by the interested stockholder.

For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” “Interested stockholder” means a person who, together with its affiliates and associates, owns, or under certain circumstances has owned, within the prior three years, 15% or more of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, we have not made this election.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Restated By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders. This procedure provides that:

•	the only persons who will be eligible for election as directors are persons who are nominated by or at the direction of the board of directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, and

•	the only business that may be conducted at an annual meeting is business that has been brought before the meeting by or at the direction of the chairman of the board of directors or by a stockholder who has given timely written notice to the Secretary of the stockholder’s intention to bring the business before the meeting.

In general, we must receive written notice of stockholder nominations to be made or business to be brought at an annual meeting no later than the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary of the date of the previous year’s annual meeting, in order for the notice to be timely. The notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

The purposes of requiring stockholders to give us advance notice of nominations and other business include the following:

•	to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business;

•	to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business; and

•	to provide a more orderly procedure for conducting meetings of stockholders.

Our Restated By-Laws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action. However, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Our Restated By-Laws may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our stockholders.

Director Action

Our Restated By-Laws and the DGCL generally require that a majority of a quorum is necessary to approve any matter to come before the board of directors.

Director Liability Limitation and Indemnification

Our Restated Certificate of Incorporation provides that no director will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. This will not, however, eliminate or limit the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any matter in respect of which the director would be liable under Section 174 of the DGCL.

These provisions may discourage stockholders’ actions against directors. Directors’ personal liability for violating the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

Our Restated Certificate of Incorporation provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that:

•	he is or was our director or officer, or

•	while a director or officer of ours, he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

We will indemnify such persons against the expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

•	the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The DGCL provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided the following determination is made:

•	the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or

•	in a criminal proceeding, the person had no reasonable cause to believe his conduct to be unlawful.

The determination must be made by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable.

Under Delaware law, the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

The right of indemnification, including the right to receive payment in advance of expenses, conferred by our Restated Certificate of Incorporation is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

We have entered into indemnification agreements with our directors and executive officers providing for mandatory indemnification and advancement of expenses to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exclusive Forum

Our Restated By-Laws provide that, unless we consent in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of ours to us or our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL or our Restated Certificate of Incorporation or Restated By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any director, officer or other employee of ours governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may have the effect of discouraging lawsuits against us or our directors and officers. The enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provision contained in our Restated By-Laws to be inapplicable or unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial reporting) of Zimmer Biomet Holdings, Inc. incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the audited historical consolidated financial statements of LVB Acquisition, Inc. as of and for the year ended May 31, 2015 included as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on January 28, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LVB Acquisition, Inc. and subsidiaries as of May 31, 2014 and for the years ended May 31, 2014 and 2013, incorporated in this Prospectus by reference from our Current Report on Form 8-K filed with the SEC on January 28, 2016, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. These SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document filed with the SEC by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information concerning us and the securities being offered, you should refer to the registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information from other documents we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

Our Exchange Act filing number is 001-16407.

Until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated, we incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, unless expressly provided otherwise in a prospectus supplement, we do not incorporate by reference any Form SD or any documents or information deemed to have been furnished and not filed in accordance with the SEC rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015;

•	Our Current Reports on Form 8-K or 8-K/A filed on February 10, 2015, March 10, 2015, March 11, 2015, March 12, 2015, March 18, 2015, March 19, 2015, March 25, 2015, March 30, 2015, April 1, 2015, April 13, 2015, May 7, 2015, May 29, 2015, June 26, 2015, August 7, 2015, January 7, 2016 and January 28, 2016 (the second Form 8-K filed on such date); and

•	The description of our common stock contained in our Registration Statement on Form 10-12B, filed on March 26, 2001, including any amendment or report filed for the purpose of updating such description.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document) upon written or oral request and at no cost to the requester. Requests should be directed to: Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, Indiana, 46580, Attention: Corporate Secretary (574) 267-6131. We also make available, free of charge, on or through our Internet website (http://www.zimmerbiomet.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet website in this prospectus, other than the documents listed in the preceding paragraph.

11,027,558 Shares

ZIMMER BIOMET HOLDINGS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Barclays

                     , 2016